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                                 EXHIBIT (14)(b)

                       Consent of Coopers & Lybrand L.L.P.



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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectuses for Retail Shares and in the Prospectuses for Fiduciary Shares of the Diversified Money Market Fund, U.S. Government Obligations Money Market Fund, 100% U.S. Treasury Obligations Money Market Fund, California Tax-Free Money Market Fund, Bond Fund, Income Equity Fund, Balanced Fund, and Growth Fund included in the Registration Statement on Form N-14 of The Highmark Group (File No. 33-12608). We also consent to the reference to our Firm under the caption "Financial Statements" in the Prospectus/Proxy Statement in the Registration Statement on Form N-14 (File No. 33-12608).


                                               COOPERS & LYBRAND L.L.P.


Columbus, Ohio
January 24, 1997